SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                           FORM 8-K/A

                AMENDMENT NO. 3 TO CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                              1934


Date of Report:  June 3, 1997.

              Tel-Com Wireless Cable TV Corporation
     (Exact Name of Registrant as specified in its charter)

     Florida                       0-25896               59-317814
  (State of Incorporation)    (Commission file No.) (IRS Employer ID No.)


    501 Grandview Avenue, Suite 201, Daytona Beach, FL 32118
                 (Address of Principal Offices)

         Registrant's telephone number:  (904) 226-9977


Item 1.  Change in Control.

     Effective May 19, 1997, Tel-Com Wireless Cable TV Corporation (the "Company") issued to Melvin Rosen a secured, convertible debenture in the principal amount of $2,000,000 ("Debenture"). Under the terms of the Debenture, Mr. Rosen has the right to convert the Debenture at any time prior to payment into shares of the Company's common stock, par value $.001 per share, at a conversion rate equal to the lesser of (i) $0.50 per share, or (ii) a per share price equal to the average of the closing "bid" prices of the Company's common stock quoted on NASDAQ for the five consecutive trading days prior to conversion. The Debenture was issued to Mr. Rosen under the terms of a Debt Restructuring Agreement dated effective May 19, 1997, between the Company and Melvin Rosen (the Agreement") in the restructuring of indebtedness evidenced by a promissory note dated February 23, 1996, issued to Mr. Rosen by the Company in the principal amount of $2,000,000. Upon issuance of the 180,000 shares of common stock, Mr. Rosen will own directly 8.46% of the issued and outstanding voting securities of the Company, and upon conversion of the Debenture will own not less than 56.90% of the issued and outstanding voting securities of the Company.

     No loans or pledges were obtained by Mr. Rosen for the purpose of acquiring control of the Company.



Item 5.  Resignation of Directors.

     Effective May 19, 1997, Fernand L. Duquette and J. Richard Crowley resigned as Directors of the Company. Such resignations were not the result of any disagreement with the Company's operations, policies, or practices. Effective May 19, 1997, the Board of Directors elected Melvin Rosen and Samuel H. Simkin as replacement members of the Board of Directors to serve until the next annual meeting of the Shareholders of the Company. Mr. Rosen retains the right to designate two Directors until such time as the indebtedness evidenced by the Debenture has been paid in full or has been converted to Common Stock.

Item 7.  Financial Statements and Exhibits.

     (c)  Schedule of Exhibits.    The following exhibits are
furnished in accordance with the provisions of Item 601 of Regulation S-B:

          Exhibit 2.1    Debt Restructuring Agreement dated May
19, 1997, between the Company and Melvin Rosen was filed as
Exhibit 2.1 to Amendment No. 5 to Form 8-K/A dated May 29, 1997, and is incorporated herein by reference.

          Exhibit 2.2 Secured Convertible Debenture dated May 19, 1997, issued by the Company to Melvin Rosen in the principal amount of $2,000,000 was filed a Exhibit 2.2 to Amendment No. 5 to Form 8-K/A dated May 29, 1997, and is incorporated herein by reference.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              Tel-Com Wireless Cable TV Corporation


Date:     June 3, 1997                  By:  /s/ Melvin Rosen
                                        Melvin Rosen, President